February 28, 1996



Securities & Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Gentlemen:

We have read the statements made by the Nicholas-Applegate Growth Equity Fund (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's filing on Form N-SAR for the period ended December 31, 1995. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,


Coopers & Lybrand L.L.P.

Attachment